EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, 333-88914 and 333-182217 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, 333-108947 and 333-182515 on Form S-3 of our report dated March 1, 2013 (September 16, 2013 as to the effects of three office buildings reclassified to discontinued operations described in Note 4), relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting, appearing in this Current Report on Form 8-K of CBL & Associates Properties, Inc., for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 16, 2013